Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29, 2021 (except for Note 2, as to which the date is September 30, 2021), relating to the consolidated financial statements of Dave, Inc. and Subsidiary as of December 31, 2020 and 2019, and for the years then ended, which report is included in VPC Impact Acquisition Holdings III, Inc.’s Proxy Statement/Prospectus filed with the SEC on December 13, 2021 (and expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement), and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California
March 15, 2022